Exhibit 4.10
IOMAI CORPORATION
REGISTRATION RIGHTS AGREEMENT
     This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made as of July 18, 2000, by and between IOMAI CORPORATION, a Delaware corporation (the “Company”), and the individual executing this Agreement below (“Investor”).
W I T N E S S E T H:
     WHEREAS, pursuant to a Securities Purchase Agreement dated as of the date hereof by and between the Company and Investor (the “Purchase Agreement”), Investor has acquired a specified number of shares (the “Shares”) of common stock, par value $.01 per share (the “Common Stock”), of the Company;
     WHEREAS, the execution of the Purchase Agreement has occurred on the date hereof, it being a condition to the closing of the transactions contemplated thereby that the parties execute and deliver this Agreement; and
     WHEREAS, the parties desire to set forth herein their agreement related to the granting of certain registration rights to the Holders (as defined below) with respect to Registrable Securities (as defined below).
A G R E E M E N T
     NOW, THEREFORE, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.01 Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:
     “Affiliate” of any Person shall mean any other Person controlling, controlled by or under common control with such Person. In the case of a natural Person, such Person’s Affiliates shall include members of such Person’s immediate family, natural lineal descendants of such Person or a trust for the exclusive benefit of such Person and such Person’s immediate family and natural lineal descendants.
     “Commission” shall mean the U.S. Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.
     “Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

     “Holders” or “Holders of Registrable Securities” shall mean Investor and any Person who shall have acquired Registrable Securities from Investor as permitted herein, either individually or jointly as the case may be.
     “Person” shall mean an individual, a partnership, a company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental quasi-governmental entity or any department, agency or political subdivision thereof.
     “Registrable Securities” means (i) the Shares and (ii) any Common Stock issued or issuable in respect of the Shares, issued in accordance with the Purchase Agreement, or upon any stock split, stock dividend, recapitalization or similar event; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction (including a transaction pursuant to a registration statement under this Agreement and a transaction pursuant to Rule 144 promulgated under the Securities Act) in which registration rights are not transferred pursuant to Section 7.02 hereof.
     The term “register,” “registered” and “registration” refer to a registration of securities effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.
     “Registration Expenses” shall mean all expenses, other than Selling Expenses, incurred by the Company in complying with Article II hereof, including without limitation, all registration, qualification and filing fees, exchange listing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration and the reasonable fees and expenses, not to exceed $10,000 in the aggregate, of one counsel for the stockholders participating in such offering, such counsel to be selected by holders of the majority of the securities to be included in such registration.
     “Securities Act” shall mean the U.S. Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.
     “Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered by the Holders and the costs of any accountants, counsel or other experts retained by the Holders, except as provided in the definition of Registration Expenses.
ARTICLE II
PIGGYBACK REGISTRATIONS
     Section 2.01 Right to Piggyback. At any time, the Company shall propose to register Common Stock under the Securities Act, including but not limited to times when the Company is prompted to register based on demand registration rights of any other holder of registrable securities of the Company (other than in a registration on Form S-3 relating to sales of securities to participants in a Company dividend reinvestment plan, Forms S-4 or S-8 or any successor form or in connection with an acquisition or exchange offer or an offering of securities solely to the existing stockholders or employees of the Company) (each, a “Piggyback Registration”), the Company will give prompt written notice to all Holders of Registrable Securities of its intention to effect such a registration and, subject to Section 2.02(b) and any other terms of this Agreement, will include in such registration all Registrable Securities which are permitted under applicable securities laws to be included in the form of registration statement selected by the Company and with respect to which the Company has received written requests for inclusion therein within fifteen (15) days after the receipt of the Company’s notice.
     Section 2.02 Priority on Piggyback Registrations. If a Piggyback Registration is an underwritten registration on behalf of the Company, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability of the offering, the Company will include in such registration:
          (a) first, the securities the Company proposes to sell;
          (b) second, any securities having the right to be included in such registration prior to the securities of the Holders;
          (c) third, the Registrable Securities requested to be included in such registration by the Holders and any securities requested to be included in such registration by any other Person, pro rata among the Holders of such Registrable Securities and such other Persons, on the basis of the number of shares owned by each of such Holders and other Persons; and
          (d) thereafter, other securities requested to be included in such registration.
     The Holders of any Registrable Securities included in such a registration must execute an underwriting agreement in form and substance satisfactory to the managing underwriters.
     Section 2.03 Right to Terminate Registration. If, at any time after giving written notice of its intention to register any of its securities as set forth in Section 2.01 and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register such securities, the Company may, at its election, give written notice of such determination to each Holder of Registrable Securities and thereupon be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the Registration Expenses in connection therewith as provided herein).
     Section 2.04 Selection of Underwriters. The Company will have the right to select the investment banker(s) and manager(s) to administer an offering pursuant to a Piggyback Registration.

ARTICLE III
EXPENSES OF REGISTRATION
     Section 3.01 Expenses of Registration. All Registration Expenses incurred in connection with all registrations pursuant to Article II shall be borne by the Company. All Selling Expenses relating to securities registered on behalf of the Holders of Registrable Securities shall be borne by such Holders.
ARTICLE IV
HOLDBACK AGREEMENTS
     Section 4.01 Company Standstill. The Company agrees and agrees to cause its officers and directors (i) not to effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the seven (7) days prior to, and during the ninety (90) day period beginning on, the effective date of any underwritten Piggyback Registration (except as part of such underwritten registration or pursuant to registrations on Form S-8 or any successor form), unless the underwriters managing the registered public offering otherwise agree, and (ii) to use reasonable efforts to cause each holder of at least five percent (5%) (on a fully diluted basis) of its Common Stock, or any securities convertible into or exchangeable or exercisable for Common Stock, purchased from the Company at any time after the date of this Agreement (other than in a registered public offering) to agree not to effect any public sale or distribution (including sales pursuant to Rule 144 under the Securities Act) of any such securities during such periods (except as part of such underwritten registration, if otherwise permitted), unless the underwriters managing the registered public offering otherwise agree.
     Section 4.02 Holder Lockups. Each Holder agrees, if requested by the managing underwriter or underwriters in an underwritten offering of securities of the Company, except in accordance with the Purchase Agreement, not to effect any offer, sale, distribution or transfer of Registrable Securities, including a sale pursuant to Rule 144 (or any similar provision then in effect) under the Securities Act (except as part of such underwritten registration), during the seven (7) day period prior to, and during the one hundred eighty (180) day period (or such shorter period as may be agreed to by the parties hereto) following, the effective date of such registration statement to the extent timely notified in writing by the Company or the managing underwriter or underwriters.
ARTICLE V
REGISTRATION PROCEDURES
     Section 5.01 Registration Procedures. Whenever the Holders of Registrable Securities have requested that any Registrable Securities be registered pursuant to this Agreement, the Company will use its best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of distribution thereof, and pursuant thereto the Company will as expeditiously as possible:

          (a) Prepare and file with the Commission a registration statement on any form for which the Company qualifies with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective (provided that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company will (i) furnish to the counsel selected by the Holders copies of all such documents proposed to be filed, which documents will be subject to the review of such counsel, and (ii) notify each holder of Registrable Securities covered by such registration of any stop order issued or threatened by the Commission);
          (b) Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period equal to the shorter of (i) six (6) months and (ii) the time by which all securities covered by such registration statement have been sold, and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;
          (c) Furnish to each seller of Registrable Securities such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;
          (d) Use its best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdiction as any seller reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 5.01(d), (ii) subject itself to taxation in any jurisdiction or (iii) consent to general service of process in any such jurisdiction);
          (e) Notify each seller of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any such seller, the Company will prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading; provided that the Company shall not be required to amend the registration statement or supplement the prospectus for a period of up to six (6) months, if the board of directors of the Company (the “Board”) determines in good faith that to do so would reasonably be expected to have a material adverse effect on any proposal or plan by the Company to engage in any financing, acquisition or disposition of assets (other than in the ordinary course of business) or any merger, consolidation, tender offer or similar transaction or would require the disclosure of any information that the Board determines in good faith the disclosure of which would be detrimental to the Company, it being understood that the period for which the Company is obligated to keep the registration statement effective shall be extended for a number of days equal to the number of days the Company delays amendments or supplements pursuant to this provision; provided further, that the Board may exercise the foregoing right to delay amendments or supplements only once in any twelve (12) month period. Upon receipt of any notice pursuant to this Section 5.01(e) Holders shall suspend all offers and sales of securities of the Company and all use of any prospectus until advised by the Company that offers and sales may resume, and shall keep confidential the fact and content of any notice given by the Company pursuant to this Section 5.01(e);
          (f) Cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed;
          (g) Provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;
          (h) Enter into such customary agreements (including underwriting agreements in customary form) and take all such other actions as the Holders of a majority of the Registrable Securities being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including without limitation, effecting a stock split or a combination of shares);
          (i) Make available for inspection by a representative of the Holders of Registrable Securities included in the registration statement, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such seller or underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;
          (j) Otherwise use its reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earning statement covering the period of at least twelve (12) months beginning after the effective date of the registration statement, which earning statement shall satisfy the provisions of section 11(a) of the Securities Act and Rule 158 thereunder;
          (k) In the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Common Stock included in such registration statement for sale in any jurisdiction, use its best efforts promptly to obtain the withdrawal of such order; and
          (l) Obtain a so-called “cold comfort” letter from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters.

ARTICLE VI
INDEMNIFICATION
     Section 6.01 Indemnification.
          (a) The Company agrees to indemnify, to the fullest extent permitted by applicable law, each Holder of Registrable Securities, its officers and directors and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities, expenses or any amounts paid in settlement of any litigation, investigation or proceeding commenced or threatened (collectively, “Claims”) to which each such indemnified party may become subject under the Securities Act insofar as such Claim arose out of (i) any untrue or alleged untrue statement of material fact contained, on the effective date thereof, in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto, or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein or by such Holder’s failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished such Holder with a sufficient number of copies of the same. In connection with an underwritten offering, the Company will indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the Holders of Registrable Securities.
          (b) In connection with any registration statement in which a Holder of Registrable Securities is participating, each such Holder will furnish to the Company in writing such customary information and affidavits, as the Company reasonably requests for use in connection with any such registration statement or prospectus (the “Seller’s Information”) and, to the fullest extent permitted by applicable law, will indemnify the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act) against any and all Claims to which each such indemnified party may become subject under the Securities Act insofar as such Claim arose out of (i) any untrue or alleged untrue statement of material fact contained, on the effective date thereof, in any registration statement, prospectus or preliminary prospectus or any amendment thereof of supplement thereto, or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided that the material misstatement or omission is contained in such Seller’s Information; provided further, that such Holder’s indemnification obligation pursuant to clause (i) or (ii) above shall not be applicable in the event that the Holder corrected the information that would otherwise result in such indemnification obligation in a final or supplemental prospectus and the Person asserting an indemnification claim hereunder failed to deliver such final or supplemental prospectus. Notwithstanding any other provision of this Agreement, the obligation to indemnify will be individual to each Holder and will be limited to the net amount of proceeds received by such Holder from the sale of Registrable Securities pursuant to such registration statement.

          (c) Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any Claim with respect to which it seeks indemnification (but the failure to provide such notice, shall not release the indemnifying party of its obligation under paragraphs (a) and (b), unless and then only to the extent that, the indemnifying party has been prejudiced by such failure to provide such notice) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such Claim, permit such indemnifying party to assume the defense of such Claim with counsel reasonably satisfactory to the indemnified party. An indemnifying party who is not entitled to, or elects not to, assume the defense of a Claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such Claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such Claim.
          (d) The indemnifying party shall not be liable to indemnify an indemnified party for any settlement, or consent to judgment of any such action effected without the indemnifying party’s consent (but such consent will not be unreasonably withheld). Furthermore, the indemnifying party shall not, except with the approval of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to each indemnified party of a release from all liability in respect to such Claim without any payment or consideration provided by each such indemnified party.
          (e) If the indemnification provided for in this Article VI is unavailable to an indemnified party under clauses (a) and (b) above in respect of any Claims, referred to therein, then each indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Claims, in such proportion as is appropriate to reflect not only the relative benefits received by the Company, the underwriters, the sellers of Registrable Securities and any other sellers participating in the registration statement from the sale of shares pursuant to the registered offering of securities to which indemnity is sought but also the relative fault of the Company, the underwriters, the sellers of Registrable Securities and any other sellers participating in the registration statement in connection with the statement or omissions which resulted in such Claims, as well as any other relevant equitable considerations. The relative benefits received by the Company, the underwriters, the sellers of Registrable Securities and any other sellers participating in the registration statement shall be deemed to be based on the relative relationship of the total net proceeds from the offering (before deducting expenses) to the Company, the total underwriting commissions and fees from the offering (before deducting expenses) to the underwriters and the total net proceeds from the offering (before deducting expenses) to the sellers of Registrable Securities and any other sellers participating in the registration statement. The relative fault of the Company, the underwriters, the sellers of Registrable Securities and any other sellers participating in the registration statement shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by registration statement and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

          (f) The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and will survive the transfer of the securities subject to this Agreement.
ARTICLE VII
MISCELLANEOUS
     Section 7.01 Participation in Underwritten Registrations. No Person may participate in any registration hereunder which is underwritten unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements, (ii) as expeditiously as possible notifies the Company of the occurrence of any event as a result of which such prospectus contains an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (iii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements.
     Section 7.02 Transfer of Registration Rights. The rights granted to any Person under this Agreement may be assigned to a transferee or assignee who is an Affiliate of such Person in connection with any transfer or assignment of Shares by a Holder; provided, that: (i) such transfer may otherwise be effected in accordance with applicable securities laws, (ii) if not already a party hereto, the assignee or transferee agrees in writing prior to such transfer to be bound by the provisions of this Agreement applicable to the transferor, (iii) such transferee shall own Registrable Securities representing at least 33 percent (33%) of the Shares and (iv) Investor shall act as agent and representative for such Holder for the giving and receiving of notices hereunder.
     Section 7.03 Information by Holder. Each Holder shall furnish the Company such written information regarding such Holder and any distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration qualification or compliance referred to in this Agreement.
     Section 7.04 Exchange Act Compliance. From and after such time that the Company is subject to the Exchange Act, the Company shall comply with all of the reporting requirements of the Exchange Act applicable to it and shall comply with all other public information reporting requirements of the Commission which are conditions to the availability of Rule 144 for the sale of the Registrable Securities and (ii) cooperate with each Holder in supplying such information as may be necessary for such Holder to complete and file any information reporting forms presently or hereafter required by the Commission as a condition to the availability of Rule 144.
     Section 7.05 Limitation on Registration. The Company shall not be obligated to effect a registration of any Holder’s Registrable Securities pursuant to Article II hereof if all of the Registrable Securities have been sold under Rule 144, Regulation S or a similar provision under the Securities Act so that there is no further restriction on the transfer by the transferee. The

Company shall not be required to include any Registrable Securities of a Holder in a registration if all of such Holder’s Registrable Securities could be sold within a three (3) month period pursuant to Rule 144 or other similar rule or regulation under the Securities Act.
     Section 7.06 No Inconsistent Agreements. The Company will not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the Holders of Registrable Securities in this Agreement without the prior written consent of the Holders of at least fifty percent (50%) Registrable Securities.
     Section 7.07 Remedies. Any Person having rights under any provision of this Agreement will be entitled to enforce such rights specifically to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or other security) for specific performance and for other injunctive relief in order to enforce or prevent violation of the provisions of this Agreement; provided that in no event shall any Holder have the right to enjoin or interfere with any offering of securities by the Company.
     Section 7.08 Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may be amended or waived only upon the prior written consent of the Company and Holders of at least fifty percent (50%) of the Registrable Securities; provided, that without the prior written consent of all the Holders, no such amendment or waiver shall reduce the foregoing percentage.
     Section 7.09 Successors and Assigns. All covenants and agreements in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective heirs, administrators, executors, personal and legal representatives, successors and assigns of the parties hereto whether so expressed or not. In addition, whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of Holders of Registrable Securities are also for the benefit of, and enforceable by, any permitted transferee of the Holders’ rights hereunder.
     Section 7.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.
     Section 7.11 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.
     Section 7.12 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement
     Section 7.13 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement and the exhibits and schedules hereto will be governed by the internal law, and not the law of conflicts, of State of New York. Each of the parties hereby irrevocably submits to the jurisdiction of any court sitting in the State of New York over any action or proceeding arising out of or relating to this Agreement and each thereby waives the defense of an inconvenient forum for the maintenance of such an action.
     Section 7.14 Notices. All notices, demands and requests of any kind to be delivered to any party in connection with this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered or if sent by nationally recognized overnight courier or by registered or certified airmail, return receipt requested and postage prepaid, addressed as follows:

if to the Company, to:	Iomai Corporation
2421 Pennsylvania Avenue, NW
Washington, DC 20037-1718
Attention: President

with a copy to:	Pillsbury Madison & Sutro LLP
8330 Boone Boulevard
Suite 400
Vienna, Virginia 22182
Attention: Jonathan M. Aberman, Esq.

if to Investor to:	The address indicated on the List of Investors attached to the Purchase Agreement as Schedule A thereto or at such other address as such party shall have furnished to the other party hereto in writing.
     Section 7.15 Termination. This Agreement shall terminate on the date as of which there is no Holder of Registrable Securities.
[continued on the following page]

     IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

THE COMPANY:

IOMAI CORPORATION

By:	/s/ Stanley C. Erck

Stanley C. Erck
Chief Executive Officer & President

INVESTOR:
/s/ Toshiro Osoegawa

Print Name:	Toshiro Osoegawa